EXHIBIT 99.2

FINAL TRANSCRIPT

Conference Call Transcript

DWRI - Q1 2008 DESIGN WITHIN REACH INC Earnings Conference Call

Event Date/Time: May. 08. 2008 / 4:30PM ET

CORPORATE PARTICIPANTS

Andrew Greenebaum

Integrated Corporate Relations, Inc. - Senior Managing Director

Ray Brunner

Design Within Reach, Inc. - President and CEO

John Hellmann

Design Within Reach, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Lauren Levitan

Cowen and Company - Analyst

Crystal Kallick

D.A. Davidson - Analyst

Vivian Ma

Oppenheimer - Analyst

PRESENTATION

Operator

Good afternoon, ladies and gentlemen, and thank you for standing by. Welcome to the Design Within Reach, Incorporated First Quarter 2008 Earnings Conference Call. (OPERATOR INSTRUCTIONS.)

I’d like to remind everyone that this conference is being recorded and would now like to turn the conference over to Mr. Andrew Greenebaum. Please go ahead, sir.

Andrew Greenebaum - Integrated Corporate Relations, Inc - Senior Managing Director

Thank you. Good afternoon, ladies and gentlemen, and welcome to Design Within Reach’s first quarter 2008 conference call. On the call today is Ray Brunner, President and Chief Executive Officer, and John Hellmann, Chief Financial Officer.

By now everyone should have had access to the first quarter earnings release which went out earlier today. If you have not received your release, it is available on the Investor Relations portion of Design Within Reach’s website at www.dwr.com.

Before we begin, we would like to remind everyone that the prepared remarks contain forward-looking statements and management may make additional forward-looking statements in response to your questions. These statements do not guarantee future performance, and therefore, undue reliance should not be placed on them. We refer all of you to the risk factors contained in Design Within Reach’s most recent Form 10-K for the year ended December 29, 2007 and its most recent quarterly report on Form 10-Q, which was filed today for a more detailed discussion of the factors that could cause actual results to differ materially from those projected in any forward-looking statements.

This presentation will discuss product margin, which is a non-GAAP financial measure. DWR believes product margin is an important measure to better understand its operating performance. DWR has included a table reconciling product margin to GAAP gross margin in its earnings release along with an explanation of why it believes product margin is a useful measure. DWR has also posted its earnings release, which includes its reconciliation table, on its corporate website at www.dwr.com.

And with that, I’d like to turn the call over to Ray Brunner. Ray?

Ray Brunner - Design Within Reach, Inc. - President and CEO

Thank you, Andrew. Good afternoon, everyone, and thank you for joining us today. The format of today’s call will include my overview of the quarter, as well as an update on our business. Then, John will give you additional detail on our operating and financial results, as well as guidance for the remainder of 2008. Then, we’ll open the call for your questions.

We’re very encouraged by our results on both the near term with our first quarter performance and on the progress of our long-term initiatives. As we’ve said before, 2008 is a year of building a solid operating foundation and maintaining liquidity. We’re keenly focused on putting the disciplines in place to support our long-term sustainable growth over the next five years.

Our first quarter results, in what can best be described as an uncertain economic environment, demonstrates our management team’s and employees’ ability to stay focused, drive sales, and leverage expenses. We are very fortunate to have such a dedicated and results-driven group of people at all levels in this organization, and I am honored to have the privilege of working with them.

For the first quarter, we recorded net sales of approximately $47 million, up 7% from the same period last year. Our pre-tax loss was $1.3 million versus a pre-tax loss of $3.8 million last year or an improvement of $2.5 million.

Sales for the quarter were driven primarily by increased sales at existing studios. Our gross margin moved from 41.8% in Q1 of 2007 to 47.3% in Q1 of 2008. We continue to make inroads in reducing our dependence on European sourcing and developing top-quality suppliers in other areas, particularly in North America and Asia.

In addition, our marketing programs are beginning to come together through all three of our communication vehicles. Our catalog redesign is nearly complete. Our mass media communication is delivering results, and we launched our new website on April 1, completing a year-long effort to improve an aging platform.

We recently launched an intensified direct marketing program of daily emails. These emails serve to inform our customers and introduce new solutions to everyday problems. With the launch of our new web platform, we’re able to increase our knowledge of the customer shopping habits, their likes and dislikes, etc. By tracking their email openings, this will enable us to refine our communications and deliver a message to a targeted clientele that they are interested in receiving and in a way they find informative rather than invasive.

We’re pleased with the enhancements to our web capabilities and increased functionality and invite you to visit us at www.dwr.com and let us know what you think of the new site. Your feedback is always welcome.

Using the same methodology and logic that has allowed us to become the largest modern furniture retailer in the luxury segment, we’ve identified what we believe to be a similar opportunity in the accessories market for our Tools for Living category. We’ve been pleased with the performance of TFL thus far and are continuing with our planned launch of an expanded range in Q4 of this year. The line originally launched in our fall catalog and on our website in the fourth quarter of 2007.

In January, we included some additional products in our catalogs for workspace and home storage, and, in March, we again expanded that range for our Outdoor Living category. The concept behind TFL is that these products will appeal to our existing customers with minimal added expense. We can reach them with our current catalog, our current website, and our current staff here at headquarters. The range is additive to the brand and compliments our existing products all at higher margins and with little additional expense.

We are on track to open two Tools for Living stores in September. The first location will open in Soho at our existing location on Wooster Street. In two weeks, we will be relocating that studio to a new 4,000-square foot space on Green Street. Our Soho studio is one of our top performing locations, and we’re excited about the prospects this new space offers us to present a larger portion of our assortment to our clients and the opportunity to repurpose the old location to become our first TFL shop. Soho gives us a good platform to test TFL. The economics are favorable and the customers know it.

Our second TFL location will be in Santa Monica, California where we will carve out approximately 1,500 square feet from our current studio to create a TFL shop. We have identified and secured all of the products for TFL and will be finalizing our marketing, merchandising, staffing, and training plans over the next four months.

We are testing TFL in the same way we approach our core business; the way we now do everything, which is to be cautious of our use of cash, look at the return on invested capital, and look for opportunities that are additive to the business. We’re taking the time to carefully test our assumptions to be sure we’re aware of the potential for both upside improvement and downside risk. Once we have refined and proven the basic offer of TFL, we may begin to roll out the concept as quickly as the availability of quality people will allow us, but we will not grow TFL ahead of our ability to identify and develop the manpower or resources necessary to ensure its success or the ability to fund the growth.

Using this same methodology, about a year ago we identified what we believe is an opportunity in the market for modern kitchen fittings. The market is growing, fragmented, and underserved. Over the past year, we’ve taken the time to gain an understanding of this market opportunity, identify where it may lay, identify the right architect to work with on its development, and the right manufacturer. In the case of the manufacturer, we needed someone capable of meeting our requirements for top quality products made in America and able to handle a drop-ship program. We believe this is a real opportunity in the market for modern kitchens; the concept at a price range and to the consumer that matches our core competencies.

Currently, the market consists of names like Boffi and Bulthaup at the high end, where kitchen fittings cost $250,000 to $750,000 and Ikea with a $5,000 to $9,000 range. Between these two ranges, if you are a modernist, there is no attractive alternative today but to do a custom-designed and custom-built solution.

In September, we will begin testing DWR kitchens in our new Soho location. We believe this category is also additive to the brand, requires little investment, and presents acceptable risks. As such, it fits our fundamental strategy, greater wallet share of a targeted discerning consumer through well-designed and carefully selected products that provide solutions.

During 2009, we’ll observe the results from our single kitchen installation in Soho and see if this category does, in fact, offer us the market opportunity we believe it can, in which case an expansion of kitchen could follow in 2010 a larger wallet of TFL assuming the results from our TFL studios continue to reflect the acceptance we’ve seen thus far from our clients.

With that, I will turn the call over to John.

John Hellmann - Design Within Reach, Inc. - CFO

Thanks, Ray. Thank you all for joining us today for our first quarter 2008 conference call. We are encouraged by our first quarter results given current, generally poor, consumer confidence levels. Net sales for the first quarter of 2008 increased 7% to $46.9 million from $43.8 million in the corresponding period last year. This increase is primarily due to growth in our studio sales, partially offset by a decline in our direct sales.

Product revenue for the first quarter of 2008 increased 6.4% to $43.3 million from $40.7 million for the first quarter of 2007. Shipping revenue for the quarter increased 12.4% to $3.6 million from $3.2 million in the corresponding period last year due to higher shipping and handling fees.

For the first quarter of 2008, our net loss before income tax benefit was $1.3 million compared to a loss before income tax benefit of $3.8 million in the same period last year. Net loss for the first quarter of 2008 was $600,000, or $0.04 per diluted share, after a tax benefit of $700,000, compared to a net loss of $3.8 million, or $0.26 per diluted share. There was no income tax benefit recorded in the first quarter of 2007, since it was uncertain whether we would realize the tax benefit of the year-to-date pre-tax loss during 2007.

Studio sales for the first quarter were $31.3 million, an increase of approximately 10% from the same period last year. This was partially due to an incremental $700,000 in sales from two new studios which we did not operate during the entire first quarter of 2007 and two studios opened during Q1 of 2008. We ended the quarter with 68 studios and our outlet for returned and discontinued merchandise in New Jersey, versus 64 studios and the outlet open at the end of the first quarter in 2007.

We opened two new studios during the first quarter of 2008, including our first in Canada, in Toronto, and our first in Hawaii, in Honolulu. For the remainder of 2008, we plan to relocate our Soho location, as Ray mentioned and open up two TFL stores in the third quarter. Direct sales, which include web and phone sales for the quarter were $10.6 million, a decrease of 3.6% from $11 million in the first quarter of 2007.

Other sales were $1.4 million, an increase of 17.5% from $1.2 million in the first quarter of 2007. The increase is primarily related to an increase in sales generated from our outlet partially offset by a decrease in warehouse sales.

Product margin for the quarter was 50.5%, compared to 45.6% in the first quarter of 2007, as we continued to make progress on our sourcing initiatives.

Gross profit margin, which includes product and freight margin for the first quarter of 2008 was 47.3%, compared to 41.8% in the first quarter of 2007, as shipping margins moved into positive territory.

Selling, general, and administrative expenses decreased to approximately 49.8% of sales in the first quarter of 2008, compared to 50.7% in the prior year period, as we continue to leverage our expenses with higher sales. On an absolute basis, SG&A increased approximately $1 million year-over-year due to the additional studios, timing of catalog mailings, and the higher marketing expenses. This was partially offset by lower accounting and consulting fees and lower depreciation as our IMARC IT system was fully depreciated in the first quarter of 2007. Depreciation for the first quarter of 2008 decreased to $1.5 million from $2 million last year.

Turning to the balance sheet — as of March 29, 2008, we had approximately $6.5 million in cash and cash equivalents and outstanding borrowings of $2.5 million under our revolving credit facility. Our planned capital expenditures for 2008 are between $9 million and $10 million. We believe that our availability under our existing credit facility combined with our cash position will provide sufficient liquidity to fund our operations and anticipated capital expenditures for the next 12 months.

Now, I would like to move on to guidance for fiscal 2008. We are reaffirming our previously issued guidance. We anticipate net sales of approximately $200 million, representing a growth rate of approximately 5% from 2007, and earnings per share of $0.03 to $0.05.

With that, I’ll turn the call back over to Ray.

Ray Brunner - Design Within Reach, Inc. - President and CEO

Thanks, John. In summary, we’re encouraged by our Q1 results in such an interesting economic period. We remain cautious about the outlook, particularly for our sector during the balance of 2008. We’re moving forward carefully with our long-term growth initiatives and will continue to focus on building brand awareness to drive sales, controlling costs, enhancing margins, and improving our overall operating results. We remain optimistic about our future and are keeping a close eye on the overall environment. We’re committed to maintaining a solid financial position and the flexibility to execute on our growth initiatives while improving our shareholder returns today and in the future.

We’ll be presenting to institutional investors in May, June, and July. We’ll be on the East Coast next week and at the Oppenheimer conference in July. Please contact ICR at 310-954-1100, if you’re interested in meeting with us over the next several months either on the East Coast or here in San Francisco. To those of you that we don’t get a chance to see, the content will be available on the IR portion of our website.

And with that, I’d like to open the call to your questions. Operator?

QUESTION AND ANSWER

Operator

Thank you, sir. (OPERATOR INSTRUCTIONS.) And we’ll go first to Lauren Levitan of Cowen and Company.

Ray Brunner - Design Within Reach, Inc. - President and CEO

Hi, Lauren.

Lauren Levitan - Cowen and Company - Analyst

Good afternoon, Ray and John. How are you?

John Hellmann - Design Within Reach, Inc. - CFO

Good and yourself?

Lauren Levitan - Cowen and Company - Analyst

Fine, thank you. Couple questions for you. One, I wanted to get a sense of your thoughts on the product margin opportunity given the tremendous increase you showed us in Q1. Can you give us some update as to what percent of the sourcing has come from these non-European sources and how much protection that gives you and what kind of target you would look for product margins over the next couple of quarters, and then I have a couple other questions, as well.

Ray Brunner - Design Within Reach, Inc. - President and CEO

Yes. Targets we’re not going to get into, I don’t think, over the next couple of quarters because we’re not really doing quarterly guidance. The results of our sourcing efforts began to show up in late last year, which is some of what’s affecting the margin this year. The majority of it has not yet fit into the mix. We’re on a blended inventory average, not LIFO or FIFO. So, that continues to be something we believe is a forward opportunity.

I think the ratio of the impact on that to last year lessens as you get to the end of the year as you see that the margins started to move up last year in Q4. It moved up slightly in Q3. It moved up nicely in Q4 last year, and we’re pleased with the move up this year in Q4 — in Q1. We believe we’ll continue to improve it, but the spread between last year and this year won’t be as big.

Lauren Levitan - Cowen and Company - Analyst

Okay. That’s helpful. And timing of the major events, has anything changed that would impact those product margins on a quarterly basis?

Ray Brunner - Design Within Reach, Inc. - President and CEO

Not that we currently have planned.

Lauren Levitan - Cowen and Company - Analyst

Okay.

Ray Brunner - Design Within Reach, Inc. - President and CEO

We’re feeling really fortunate about our first quarter results, but we are also very cautious about the democratic — the political conventions, the Olympics, all those things that are going to get people’s attention away from shopping coming up here shortly in the summer, so if we have to promote to protect the top line, we’ll have to promote. At this point, we don’t. The first quarter shows no indication of that.

Lauren Levitan - Cowen and Company - Analyst

Great. That’s helpful. I also wanted to ask you about variability of studio performance. If you could give us any insight as to any meaningful differences either by regions or age of studios, any major trends you’re seeing that we should be thinking about, because you obviously gave us a clue as to how they’re doing in total year-over-year by extracting that impact of those four incremental stores, but just underneath that, any ideas as to — are there certain groups of stores that are really driving the performance or are really impacting from a lag perspective?

Ray Brunner - Design Within Reach, Inc. - President and CEO

No. We — obviously, performance varies by region and the region that is the most — the region that is not performing as well as some others is the Midwest. With what’s going on in Detroit and those areas, that’s not a total surprise. New York continues to be fine. Los Angeles and San Francisco continue to be fine. So — but the region of the country that’s struggling a bit for us is the Midwest at the moment.

Age of stores, some of our — I think our best performing store for the quarter was our Dallas store that’s five years old or six years old. So, that just keeps — those just keep moving along. We’re not seeing anything where older stores are falling off, or there wouldn’t be any cannibalization because we really aren’t opening any stores to speak of. The last two years we’ve only opened four stores, and I don’t think Toronto or Hawaii cannibalized on too much.

Lauren Levitan - Cowen and Company - Analyst

Fair enough. Last, I wanted to ask about the DWR kitchen initiative; understanding that it’s obviously going to be something you’re incubating once you open this first store, but can you give us some sense as to how broad an offering you’re talking about? Are you working with one manufacturer? I wasn’t clear on that, and has that manufacturer been identified, and then how are you thinking about the product margin implications of the kitchen business? Should it be similar to the Tools for Living? And then also, just the designer component of the kitchen business, is it something where you expect to work more with designers versus with individuals? And if so, how are you planning to be organized differently there to capitalize on the opportunity?

Ray Brunner - Design Within Reach, Inc. - President and CEO

Kitchen — what we’re looking at for kitchen is kitchen fittings, not appliances or any of that stuff, not even faucets, but if you look at the Boffi, Bulthaup, if you look at the European model of kitchens, you rent an apartment, you move in, there’s nothing there, you install it yourself, and it’s all components of what goes in the drawer, it’s how the drawers work, what the drawer faces look like, etc. We believe there’s a significant opportunity in the U.S. market at price points that we find interesting. We are doing the manufacturing on the West Coast. We found a manufacturer that can do the work, do the quality of work that we want. The investment on our side is simply going to be the fit out in one store and if we roll it out in other stores, it’ll go to into existing DWR locations.

We — this initial launch is being designed by a fairly well-known architect on the West Coast that we’ll not talk about until we launch it, but we believe we’ll work with architects on this project. And if we rollout a second phase, there might be Architect B for another look at it. We are not getting into doing installation. We believe our customer has a contractor or an architect of their own. We’re developing a kitchen package that we would deliver to the worksite and would be able to be installed.

And obviously, with — we’re looking at TFL and where that goes and having something teed up behind it, so Soho, we think, is a very good place for us to test kitchens and any location gives us the space to do it.

Lauren Levitan - Cowen and Company - Analyst

To the extent it is performed in line with your expectations, are there other studios that currently have sufficient square footage to accommodate this offering and how much space would you envision the tests requiring?

Ray Brunner - Design Within Reach, Inc. - President and CEO

I would say, certainly well over half of the studios could accommodate it. A lot of our studios we built with — which is another — the thing that basically piqued our interest in it, but we start — when we built the studios, we built a lot of them with a little kitchen service unit in there to be able to serve customers espresso or a bottle of water or — so, there’s a sink, there’s a microwave, there’s an espresso machine, etc. And for years we’ve had people trying to buy those, which we don’t sell. They’re fixtures. So, in a lot of stores where those are, we simply would replace them with what we do sell.

Lauren Levitan - Cowen and Company - Analyst

You still wouldn’t have the fixture itself? It would be the fittings?

Ray Brunner - Design Within Reach, Inc. - President and CEO

Yes. Exactly. We would just tear out the fixture we currently have and install one of our own kitchens in there. The cost — the cost to us, less — not more than $50,000 a location.

Lauren Levitan - Cowen and Company - Analyst

Great. Well, thank you very much and good luck.

Ray Brunner - Design Within Reach, Inc. - President and CEO

Thanks.

Operator

(OPERATOR INSTRUCTIONS.) We’ll go next to Crystal Kallick of D.A. Davidson.

Ray Brunner - Design Within Reach, Inc. - President and CEO

Hi, Crystal.

Crystal Kallick - D.A. Davidson - Analyst

Hi. Good afternoon. Let’s see. It looks like the $0.04, is it safe to assume that was probably a little better than what you were initially expecting or projecting, when you guys were sitting down and laying out your plans for the year?

Ray Brunner - Design Within Reach, Inc. - President and CEO

I would say you should assume that it indicates that we didn’t change our projections for the year.

Crystal Kallick - D.A. Davidson - Analyst

Okay. I know you don’t like to give quarterly guidance. I guess, I just wondered. Your result came in a little better than what people were thinking, so is there any — do you feel comfortable in any way of phrasing how we might want to think about looking at spreading the quarters at all?

Ray Brunner - Design Within Reach, Inc. - President and CEO

I would say that we’re not changing our guidance for the year.

Crystal Kallick - D.A. Davidson - Analyst

Okay. Fair enough. Fair enough. How are you feeling — a lot of vendors are — a lot of our retailers are reporting some change in the temperament with the people providing their credit facilities. I think — just in general, have you guys experienced any tightening of your covenants or anything related to credit availability at this point?

Ray Brunner - Design Within Reach, Inc. - President and CEO

Sounds like a question for the CFO.

John Hellmann - Design Within Reach, Inc. - CFO

Well, not really. I mean, I mentioned that we only have $2.5 million outstanding on our line of credit. It’s a $20 million line of credit. We’ve got over $6 million in cash, so we have sufficient capital and we’ve not had any problems with our vendors at all.

Crystal Kallick - D.A. Davidson - Analyst

Okay. Okay. Great. And then promotional cadence — it looks like it’s pretty much in line with last year. Is that a fair assumption?

Ray Brunner - Design Within Reach, Inc. - President and CEO

I believe it should directly overlay last year.

Crystal Kallick - D.A. Davidson - Analyst

Okay. Okay. Great. And then, Ray, will you just talk about — could you provide us a little bit more granularity on the major focus of expense controls for this year and then maybe a little bit for fiscal ‘09?

Ray Brunner - Design Within Reach, Inc. - President and CEO

Don’t spend anything we don’t have to. I mean, we’re — John’s done an amazing job in getting the finance expenses where they should be and probably beyond where we had hoped to get and should be very much congratulated and recognized for that. We went over on marketing. Some of that is timing of how the catalog’s mailed. Some of it was planned. Last year our marketing came in at about 5.5%. We budgeted it at 7%, I think, this year. We’re not adding anything we don’t have to add, and we’re going to run this tightly as is prudent. It’s a good year to keep your powder dry, for want of a better way to explain that. Two stores we planned on opening are opening. Tools for Living will open in the fall. Those are the only expenses ahead of us that aren’t comparable basically.

Crystal Kallick - D.A. Davidson - Analyst

Okay. Okay. Well, I know when you got when you got there, you certainly took a pretty significant focus on expenses. So, I’m assuming the majority of the low hanging fruit has already been captured. Now it’s more just walking all the little components?

Ray Brunner - Design Within Reach, Inc. - President and CEO

Well, yes. We have changed from having expense percent higher than margin percent from margin percent higher than expense percent, which we thought after 40 years in the business, I’ve learned that’s probably not a bad idea. The — we’re investing in growth. We’re not going to cut back on things that we think pay back, unless business went to hell and then we start to cut back. Right now we’re not changing our guidance for the year. We’re where we thought we’d be, and we’re proceeding to go where we thought we’d go.

Crystal Kallick - D.A. Davidson - Analyst

Okay. Okay. Great. And could you also tell us — it looks like shipping and handling margins continue to improve and I think you had mentioned, Ray, on the last conference call that you needed a couple of quarters in a row of positive shipping and handling margins to start to feel like that’s trending in the correct?

Ray Brunner - Design Within Reach, Inc. - President and CEO

Yes. Probably four would make me comfortable, but we continue to adjust that. We, last year and this year, ran a free shipping promotion in Q2. The question then will be at the end of the quarter, are we at or above zero? and then we’ll know when you put the two quarters in a row, at least how that came out. I would not call it totally predictable until we get through the whole year, especially with oil going to $1.20 a gallon because we’re going to be very sensitive to raising rates, but you can’t raise rates at the expense of top line as well, so — or $120 a barrel. Sorry, $120 a barrel; $1.20 a gallon would be a deal.

Crystal Kallick - D.A. Davidson - Analyst

Maybe in San Francisco.

Ray Brunner - Design Within Reach, Inc. - President and CEO

Yes.

Crystal Kallick - D.A. Davidson - Analyst

Okay. Great. And then just finally, on the Tools for Living, how — when we look at the margins, I’m assuming that probably a fair amount stronger than what you’re seeing in a typical DWR studio. Is that a safe assumption?

Ray Brunner - Design Within Reach, Inc. - President and CEO

Yes.

Crystal Kallick - D.A. Davidson - Analyst

Okay. Okay. And how much of that is market goods, versus your merchants working with the vendors, or in-house design?

Ray Brunner - Design Within Reach, Inc. - President and CEO

Initially, it’s going to be primarily market goods, although a lot of it will be not readily available. Assuming that concept works, it would, over the next few years, progress to a smaller percentage of market goods than of proprietary goods.

Crystal Kallick - D.A. Davidson - Analyst

Okay. So, right now it sounds like a lot of it’s exclusive with outside vendors?

Ray Brunner - Design Within Reach, Inc. - President and CEO

Yes.

Crystal Kallick - D.A. Davidson - Analyst

Okay. Okay. Great. Thanks very much and good luck.

Ray Brunner - Design Within Reach, Inc. - President and CEO

You’re welcome. Thank you.

Operator

(OPERATOR INSTRUCTIONS.) We’ll go next to Vivian Ma of Oppenheimer.

Vivian Ma - Oppenheimer - Analyst

Good afternoon.

Ray Brunner - Design Within Reach, Inc. - President and CEO

Hi, Vivian.

John Hellmann - Design Within Reach, Inc. - CFO

Hi.

Vivian Ma - Oppenheimer - Analyst

Hi. How are you guys? Just a few quick questions. For the kitchen, how many, for lack of a better word, like SKUs will be offered? Is it like a box and then a different door style that you will offer? How extensive is the choices?

Ray Brunner - Design Within Reach, Inc. - President and CEO

It’s very extensive; probably 100 different finishes just to start with, but none of it has to be stocked. It’s all built to order.

Vivian Ma - Oppenheimer - Analyst

Okay. Okay. So, let’s see. For the customer going into the store, would they have to have measurements or do you have someone who will go to the customer’s home and walk through the measurements?

Ray Brunner - Design Within Reach, Inc. - President and CEO

At the moment they would have to have measurements. At the moment, we’re working on the premise that our customer has an architect, a decorator, or contractor that they’re working with. And, we’ll develop the program from there and that’s why we’re going to take a full year in one location to really learn and understand what that market is. I’d also remember that most of our - a lot of the people in our stores are architects and decorators, so we do go out to people’s houses. So, I think, if a customer needed help, our people would help them. But, we’re not going — we do not intend to get involved in installation, either doing it or recommending it. We believe that our — the customer for this product — talking about entry price points, it’s probably going to be in the $50,000 to $60,000 range — is going to have their own architect or contractor — and contractor probably.

Vivian Ma - Oppenheimer - Analyst

So, $50,000 to $60,000 for like a ten-foot galley kitchen?

Ray Brunner - Design Within Reach, Inc. - President and CEO

No, you’d probably get more than that. We’ve got to price the whole thing out and look at it, but a little bit bigger than that. I mean, both — will be probably — probably a 12-foot kitchen. Not — actually, you’re not — it’s not far off of a ten-foot kitchen. That’s pretty close, actually.

Vivian Ma - Oppenheimer - Analyst

Okay. Okay. Okay, great. Now, for the — you just mentioned the marketing plan is the same year-over-year in the second quarter. So, the free shipping that is being offered online, this is exactly the same as last year?

Ray Brunner - Design Within Reach, Inc. - President and CEO

We did a free shipping event last year, then this year, the Knoll event, we offered free shipping on Knoll. The Knoll event’s an annual event, which Knoll basically — once a year, Knoll’s on sale. For all dealers, we offer free shipping on Knoll during that event, yes.

Vivian Ma - Oppenheimer - Analyst

Okay. Okay. Great. And then lastly, the Tools for Living store, how is it going to be — you’re going to have to ship inventory to replenish the store, right?

Ray Brunner - Design Within Reach, Inc. - President and CEO

Cash and carry. That’s right. Yes.

Vivian Ma - Oppenheimer - Analyst

Okay. And how often is it going to be shipped to?

Ray Brunner - Design Within Reach, Inc. - President and CEO

Hopefully, very often. We have trucks going to New York — it’ll be replenished out of our DC in Cincinnati, and we have trucks in New York every other day.

Vivian Ma - Oppenheimer - Analyst

Okay.

Ray Brunner - Design Within Reach, Inc. - President and CEO

We have eight stores in New York right now, then our trucks are up there not delivering to our stores, but bringing stuff up to go to our customers. So, that makes it fairly simple. It’s not like there’s going to be an increase cost in delivery to Manhattan. There is an increase — I mean, there is inventory in the store.

Vivian Ma - Oppenheimer - Analyst

Right. Now, it sounds like let’s say if this is — continues to be successful, this is going to be a separate concept.

Ray Brunner - Design Within Reach, Inc. - President and CEO

Not so much like Gap Kids versus Gap. We believe that — the reason we’re not putting TFL just in DWR studios is because we believe cash and carry in the studios will be a bad idea because of the nature of our customer and our business and a lot of specific issues of how it operates. But, if you went into the TFL store in Soho and wanted to buy an Eames desk chair, we’d sell it to you and deliver it to you out of the DC as opposed to being able to go into a Gap Kids store and get a Banana Republic jacket. So, we see it simply as an extension, not as a separate concept. Just the recognition that for this particular product category, the customer would like cash and carry and that putting cash and carry in the studios would probably erode the brand.

Vivian Ma - Oppenheimer - Analyst

Okay. But, also you wouldn’t have the space in your existing studios to add on?

Ray Brunner - Design Within Reach, Inc. - President and CEO

Not — I mean, you’d have to have stockroom space. But the most important thing to us — those are things that could get overcome. Our average transaction is quite high. Our average sale is very hands on with our people working with their customer base. I don’t want somebody to get up from a $50,000 sale just to wait on somebody for a pencil. And I don’t want the customer that wants to buy a pencil to have to be ignored because the person’s waiting on a — it would change our payroll structure, our service structure. Our studios are a high-average transaction, low number of transaction, low traffic proposition. TFL could benefit from traffic. The two stores we’re opening, Soho and Santa Monica, I think we’ll learn a lot from. And the TFL studios may also — we’ve not been overjoyed with suburban results for DWR. We make money in places like Cincinnati, but not so much the — not the kind of returns that we normally enjoy in an urban environment, but there are suburban shopping centers or suburban shopping areas where TFL may work quite well, yet DWR would be out of place, and it may be a way to expand the brand into those markets and pick up market share in both parts of the business. So, it’s not separate like Banana Republic, Gap, Gap Kids, Williams-Sonoma, Pottery Barns separate. This would be like you could go into Williams-Sonoma and buy a Pottery Barn sofa and get it delivered if you wanted.

Vivian Ma - Oppenheimer - Analyst

But it will be — the Design Within Reach brand will be right on the storefront?

Ray Brunner - Design Within Reach, Inc. - President and CEO

Yes.

Vivian Ma - Oppenheimer - Analyst

Okay.

Ray Brunner - Design Within Reach, Inc. - President and CEO

DWR is TFL. It’s not a — it’s DWR is the brand and TFL — it’d be like hypothetically some day we could open — we could decide there was enough business in a certain market to open a store that just did bedrooms. You can call it DWR bedrooms. There could be the opportunity to open stores that just did office in certain markets where putting in a full line store didn’t make sense. It’s the same idea that you can take this brand and expand it that way. You don’t have to create Williams-Sonoma, Pottery Barn, Pottery Barn Kids, West Elm, Williams Sonoma Home all with separate buyers, all with separate DCs, all with separate websites, all with separate catalogs, all with their own overhead. We can do all this stuff with one — with the overhead we have if we just keep it together and not separate it and build one brand and not a bunch of separate brands trying to compete with each other.

Vivian Ma - Oppenheimer - Analyst

Right. Okay. Great. Sounds interesting. Thanks very much.

Ray Brunner - Design Within Reach, Inc. - President and CEO

Okay.

Operator

And ladies and gentlemen, we have no further questions at this time. I’d like to end the question and answer session and that also concludes today’s conference call. Thank you for your participation and you may disconnect at this time.

Ray Brunner - Design Within Reach, Inc. - President and CEO

Bye.